Ex-99.(p)(7)
EXHIBIT (P)(7)
                                                          REVISED APRIL 15, 2005

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                           TRAVELERS ASSET MANAGEMENT
                            INTERNATIONAL COMPANY LLC

                                 CODE OF CONDUCT
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         The Travelers Asset Management International Company LLC ("TAMIC") is
committed to the highest standards of professional excellence and ethics. The interests of TAMIC's clients are paramount and must be placed at all times ahead of the personal interests of TAMIC personnel. It is critical that there be no actual or potential conflict of interest or the appearance of such a conflict. In addition, TAMIC personnel should not take advantage of their position in the firm to obtain a benefit that would not be generally available. The actual or apparent conflict of interest from such actions would be extremely harmful to TAMIC's reputation and client relationships.
         This Code of Conduct (the "TAMIC Code") is intended to be a general guideline and cannot address every specific situation which may arise. Specific situations should be discussed with the Compliance Officer. In addition to the TAMIC Code, TAMIC personnel should familiarize themselves with the Citigroup Code of Conduct which is applicable to all Citigroup employees. TAMIC personnel who are members of Citigroup Insurance Investments (CII) are also subject to the CII Personal Securities Trading Policy and the CII Policy on Confidential Information and Chinese Walls (collectively, the "CII Policies"). In addition, all Access Persons are required to comply with all applicable Federal securities laws.

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I.   DEFINITIONS

     A.   "ADVISER" means TAMIC.

     B.   The "ACT" means the Investment Company Act of 1940.

     C. "ACCOUNT" means any portfolio with respect to which TAMIC is the investment adviser.

     D. "ACCESS PERSON" means any director, officer, or Advisory Person of the Adviser.

     E. "ADVISORY PERSON" means (i) any officer or employee of the Adviser, or any other person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Adviser on behalf of an Account or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of a security by the Adviser on behalf of an Account.

     F. A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when, within the most recent seven (7) days, a recommendation to purchase or sell a security has been made and communicated, either orally or in writing, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     G. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the

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          Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the Access Person has or acquires.

     H. For purposes of the limits on Personal Trading, "CONTROL", with respect to an account, means that a person makes or directs trades or makes decisions on trading which are communicated to a person who executes the trade. For all other purposes, "CONTROL" shall have the same meaning as set forth in Section 2(a)(9) of the Act.

     I. "INVESTMENT PERSON" means (i) any "Portfolio Manager" and (ii) any analyst or trader who provides information and advice to a "Portfolio Manager" or helps to execute decisions made by a "Portfolio Manager."

     J. PURCHASE OF SALE OF A SECURITY", includes, INTER ALIA, the writing of an option to purchase or sell a Security.

     K. "SECURITY" includes public and privately traded stocks, bonds, debentures, options, warrants and other derivative securities. It excludes U.S. government and agency obligations, short-term money market instruments, certificates of deposit, money market funds, mutual funds (other than a fund which is an investment option for insurance products to the extent that an Access person manages such fund), futures, options on futures and options on broad-based indices.

     L. "PORTFOLIO MANAGER" means a person who develops investment strategy or makes recommendations with respect to the purchase and sale of Securities.

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II.  PERSONAL TRADING

     A.   PRE-CLEARANCE

     No Access Person shall purchase or sell a Security without obtaining approval in advance. Such approval shall be obtained in advance in the manner set forth in the CII Personal Securities Trading Policy. Approval for the purchase or sale of a Security is only valid for the day on which it is given. Notwithstanding this general preclearance requirement:

          1. Access Persons are not required to obtain preclearance for transactions in dividend reinvestment programs, company sponsored stock purchase programs, rights offerings, and involuntary situations (such as mergers);

          2. Access Persons, other than Portfolio Managers, are not required to obtain preclearance for transactions in the common stock of major corporations with a market capitalization in excess of $10 billion. Market capitalization information is available from Bloomberg, other market information vendors, or TAMIC's Compliance Officer.

     B.   PRIVATE PLACEMENTS

     No Access Person shall acquire Securities in a private placement transaction without prior approval. If a Security is acquired in a private placement transaction, the Access Person must disclose such ownership in any future discussions or decision making process concerning the issuer of such Security and any subsequent decision to acquire a Security issued by such issuer can only be made with the concurrence of a TAMIC Portfolio Manager other than such Access Person.

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     C.   INITIAL PUBLIC OFFERINGS

     The acquisition of Securities in an initial public offering is discouraged, but may be made if prior approval is obtained by the Compliance Officer unless such acquisition is expressly otherwise prohibited by the CII Policies.

     D.   BLACKOUT PERIODS

     No Access Person may knowingly buy or sell a Security if TAMIC is buying or selling such Security (or a related Security) for an Account for one business day before or after the Account's transactions are executed or withdrawn. No Portfolio Manager may purchase or sell a Security within seven (7) calendar days before or after a day on which an Account which he or she manages has traded in such Security (or a related Security). Any profits realized on such a trade must be disgorged. Notwithstanding this general blackout requirement, transactions exempt from preclearance under items II.A.(1) and (2) also are exempt from this blackout requirement.

     E.   BAN ON CERTAIN TRADING

          1. No Access Person shall purchase or sell, directly or indirectly, any Security which he or she knows, or should have known, at the time of such purchase or sale is being considered for purchase or sale by an Account or is being purchased or sold by an Account.

          2. No Access Person shall cause an Account to take action, or to fail to take action, for the purpose of achieving a personal benefit. Examples of this conduct include causing an Account to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing an Account to refrain from selling a Security in an attempt to protect the value of the Access Person's investment.

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          3. No Access Person shall use knowledge of a transaction for an
Account to profit by the market effect of such transaction.

          4. Investment Persons shall not engage in the trading of Securities on a short-term basis. No Investment Person shall be allowed to profit from the purchase and sale or the sale and purchase of the same or equivalent Securities within a sixty (60) calendar day period. Any profit realized on such a short-term trade must be disgorged. If unforeseen circumstances require the sale of a Security within such sixty (60) calendar day period, exceptions to the prohibition on sale may be requested from TAMIC's Compliance Officer or his or her designate.

          5. The sale of a call on an individual stock that you do not own (I.E., a short call) is prohibited, as is the sale of a narrow-based stock index option. Subject to the sixty (60) day holding period, the purchase of such a put or call option (I.E., a long put or call) is permitted, as is the sale of a call or the purchase of a put on an individual stock to hedge a long stock position (I.E., a covered call or put). Special rules under the CII Policy apply to options on the stock of Citigroup and its affiliates.

          6. No Access Person may purchase or sell a Security if the Access Person has any material nonpublic information regarding the issuer or an affiliated issuer.

     F.   LOCATION OF TRADING ACCOUNTS

     Access Persons generally are encouraged to maintain their securities trading accounts at subsidiaries of Citigroup. However, an Access Person may maintain a trading account elsewhere if the Access Person gives prior written notice to the Compliance Officer or designate and the third party specifically agrees to provide the Compliance Officer with copies of trade confirmations at the same time as they are sent to the Access Person.

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     G.   APPLICABLE ACCOUNTS

     The restrictions in II(A)-(F) above apply to accounts in which an Access Person, Investment Person, Portfolio Manager and members of their immediate family have an ownership interest and/or over which they have control.

III. ACKNOWLEDGEMENT AND REPORTING REQUIREMENTS

     Upon employment, all Access Persons must certify that they have received a copy of this policy, and have read and understood its provisions. In addition, all Access Persons must:

     1. Acknowledge receipt of the policy and any modifications thereof, in writing;

     2. Within ten days of becoming a TAMIC Access Person, disclose in writing all information with respect to all securities beneficially owned and any existing personal brokerage relationships (must also disclose any new brokerage relationships when established);

     3. Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions. (NOTE: THIS REQUIREMENT MAY BE SATISFIED THROUGH THE TRANSMISSION OF AUTOMATED FEEDS);

     4. Within thirty days after the end of each calendar quarter, provide information relating to securities transactions executed during the previous quarter for all securities accounts (NOTE: THIS REQUIREMENT MAY BE SATISFIED THROUGH THE TRANSMISSION OF AUTOMATED FEEDS);

     5. Submit an annual holdings report containing similar information that must be current as of a date no more than forty five days before the report is submitted, and confirm at least annually all brokerage relationships and any and all outside business affiliations (NOTE: THIS REQUIREMENT MAY BE SATISFIED THROUGH THE TRANSMISSION OF AUTOMATED FEEDS OR THE REGULAR RECEIPT OF MONTHLY BROKERAGE STATEMENTS); and

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     6. Certify on an annual basis that he/she has read and understood the policy, complied with the requirements of the policy and that he/she has pre-cleared and disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported pursuant to the requirements of the policy.

     In addition, all Access Persons who are members of CII must instruct their brokers to provide a duplicate copy of trade confirmations in accordance with
Section II.F above.

IV.  MONITORING AND BOARD REVIEW

     1. TAMIC takes seriously its obligation to monitor personal investment activities and review the periodic reports of all Access Persons. Personal investment transaction activity will be monitored by the Compliance Department. All noted deviations from the policy requirements will be referred back to the Access Person for follow-up and resolution (with a copy to be supplied to the Access Person's supervisor).

     2. At least annually, upon written request by funds counsel, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act shall be prepared by TAMIC and presented to the Funds' Boards of Directors.

V.   GIFTS AND ENTERTAINMENT

     Access Persons and close family members are not permitted to accept gifts, loans or preferential treatment from any person doing business with or on behalf of TAMIC. This prohibition does not include occasional business meals which can be reciprocated or gifts of purely nominal value. In this regard, Access Persons who are members of the CII should conduct themselves in accordance with the guidelines set forth in CII Gifts and Entertainment Policy.

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VI.  SERVICE ON BOARDS OF DIRECTORS

     No Access Person shall serve on the board of directors of a publicly traded company without compliance with all applicable Citigroup policies and the obtaining of all required approvals.

VII. SANCTIONS

     Violations of the TAMIC Code will be scrutinized carefully by TAMIC. The penalty for violation can include dismissal from TAMIC and its affiliates. TAMIC personnel are required to report any violations of the Code of which they become aware to the TAMIC Chief Compliance Officer.

VIII. AMENDMENTS AND EXCEPTIONS

     This policy may be amended as to Access Persons from time to time by the TAMIC Compliance Department. Any exceptions to this policy must have the prior written approval of the Chief Compliance Officer and his/her designates. Any questions about this policy should be directed to the TAMIC Compliance Department.

IX.  RECORDS

     All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 17j-1 under the 1940 Act. The Compliance Department shall have the responsibility for maintaining records created under this policy.

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